CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 24, 2015, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 23 (included in Van Kampen Unit Trusts, Taxable Income Series 383) as of March 31, 2015, and for the period from April 23, 2012 (date of deposit) through March 31, 2013 and for each of the two years in the period ended March 31, 2015 and the financial highlights for the period from April 23, 2012 (date of deposit) through March 31, 2013 and for each of the two years in the period ended March 31, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-179060) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 24, 2015